Exhibit 10.19
CHANGE IN CONTROL AGREEMENT
          This Change In Control Agreement (this “Agreement”) dated effective as of the 30th day of April, 2010, between RPM International Inc., a Delaware corporation (the “Company”), and Robert L. Matejka (“Executive”).
          WHEREAS, the Board of Directors of the Company has retained the services of Executive to serve as Senior Vice President and Chief Financial Officer in order to give the Company time to conduct an orderly search for a Chief Financial Officer; and
          WHEREAS, the Company has determined that it will be in the best interests of the Company to encourage Executive’s continued attention and dedication to Executive’s duties in the potentially disruptive circumstances of a possible Change in Control (as defined herein) of the Company.
          NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:
          1. Termination of Employment During Protected Period.
          (a) Events of Termination. Executive shall be entitled to certain benefits, as set forth in Subsection 1(b) below if within the Protected Period, Executive’s employment is Terminated (i) by the Company without Cause, for any reason or no reason; or (ii) by the Executive for Good Reason by delivery of Notice of Termination for Good Reason to the Company indicating that an event constituting Good Reason has occurred, provided that Executive’s failure to object in writing to an event alleged to constitute Good Reason within six months of the date of occurrence of such event shall be deemed a waiver of such event by Executive and Executive thereafter may not Terminate the Employment Period under this Subsection (a) based on such event.
          (b) Payment upon Termination of Employment Without Cause or for Good Reason. If Executive’s employment is Terminated by the Company without Cause pursuant to Subsection 1(a)(i) or by Executive for Good Reason pursuant to Subsection 1(a)(ii), then in lieu of any further salary payments to Executive for periods subsequent to the Termination Date, the Company shall pay to Executive a lump sum amount equal to (A) the amount of Executive’s Unpaid Incentive Compensation, if any, plus (B) 200% of the sum of (I) the greater of Executive’s Base Salary currently in effect or the highest of Executive’s Base Salary in effect at any time during the period commencing two years prior to the date the Protected Period begins; and (II) the highest amount of Annual Incentive Compensation Executive received from the Company during the full two fiscal years of the Company immediately preceding the Protected Period. In the case of Termination of Employment without Cause, payment shall be made no later than 30 calendar days following the Termination Date, and in the case of Termination of Employment for Good Reason, payment shall be made on the first day of the seventh month following the Termination Date. Notwithstanding any other provision of this Subsection 1(b) or Section 2 of this Agreement, the Company shall have no obligation to make the lump-sum payment referred to in this Subsection 1(b) or to make any Gross-Up Payment unless (X) Executive executes and delivers to the

Company a Release and Waiver of Claims and (Y) Executive refrains from revoking, rescinding or otherwise repudiating such Release and Waiver of Claims for all applicable periods during which Executive may revoke it.
          (c) Additional Benefits. Following a Termination of the Employment Period under Subsection 1(a), Executive shall be entitled to the lapse of all restrictions on transfer and forfeiture provisions on any restricted stock awards, so that any restricted shares previously awarded to Executive shall be nonforfeitable and freely transferable thereafter, all on the terms of the Omnibus Plan or the agreements thereunder.
          (d) Notice of Termination. Any Termination of Employment by the Company pursuant to Subsection 1(a)(i) or by Executive pursuant to Subsection 1(a)(ii) shall be communicated to the other party hereto by written notice of Termination, which shall state in reasonable detail the facts upon which the Termination of Employment has occurred. A Termination of Employment pursuant to Subsection 1(a)(ii) shall be communicated by Notice of Termination for Good Reason.
          (e) Notice of Change in Control. The Company shall give Executive written notice of the occurrence of any event constituting a Change in Control as promptly as practical, and in no case later than 10 calendar days, after the occurrence of such event.
          (f) Deemed Termination After Change in Control. In the event of a Termination of Employment of Executive by the Company without Cause following the commencement of any discussion with or communication from a third party that ultimately results in a Change in Control that is also a “change in control” within the meaning of Section 409A, but prior to the date of such a Change in Control, and Executive can reasonably demonstrate that such Termination of Employment was made in connection with or in anticipation of such Change in Control, then Executive shall be entitled to the benefits provided under Subsections 1(b) and 1(c) and Section 2, provided that (i) no such payments or benefits shall be provided prior to such Change in Control; and (ii) any payments shall be payable within the various timeframes specified in Subsection 1(b) and Section 2, but with such timeframes beginning as of the date of such Change in Control instead of as of the date of Termination of Employment.
          (g) Set-Off. There shall be no right of set-off or counterclaim against, or delay in, any payment by the Company to Executive of the Lump-Sum Payment or any Gross-Up Payment in respect of any claim against or debt or obligation of Executive, whether arising hereunder or otherwise.
          (h) Interest on Overdue Payments. Without limiting the rights of Executive at law or in equity, if the Company fails to make the Lump-Sum Payment or any Gross-Up Payment on a timely basis, the Company shall pay interest on the amount thereof at an annualized rate equal to the rate in effect, at the time such payment should have been made, under the 401(k) Plan for loans to participants in such plan.
          (i) Payments upon Termination of Employment for Good Reason. Notwithstanding anything herein to the contrary, in the event Executive’s employment

Terminates for Good Reason, no payments to which Executive would otherwise be entitled shall be paid prior to the first day of the seventh month following his Termination Date.
          2. Certain Additional Payments by the Company.
          (a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined (as hereafter provided) that any payment or distribution by the Company or any of its Affiliates to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, restricted stock, stock appreciation right or similar right, or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (individually and collectively, a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto), or to any similar tax imposed by state or local law, or to any interest or penalties with respect to such taxes (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment or payments (individually and collectively, a “Gross-Up Payment”). The Gross-Up Payment shall be in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.
          (b) Subject to the provisions of Subsection 2(f), all determinations required to be made under this Section 2, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to Executive and the amount of such Gross-Up Payment, if any, shall be made (i) by PricewaterhouseCoopers (or its successor) (the “Accounting Firm”), regardless of any services that PricewaterhouseCoopers (or its successor) has performed or may be performing for the Company, or (ii) if PricewaterhouseCoopers (or its successor) is serving as accountant or auditor for the individual, entity or group effecting a Change in Control, or cannot (because of limitations under applicable law or otherwise) make the determinations required to be made under this Section 2, then by another nationally recognized accounting firm selected by Executive and reasonably acceptable to the Company (which accounting firm shall then be the “Accounting Firm” hereunder). The Company, or Executive if he selects the Accounting Firm, shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Executive within 30 calendar days after the Termination Date, if applicable, and any such other time or times as may be requested by the Company or Executive. If the Accounting Firm determines that any Excise Tax is payable by Executive, the Company shall pay the required Gross-Up Payment to Executive within five business days after the Company’s receipt of such determination and calculations with respect to any Payment to Executive. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall, at the same time as it makes such determination, furnish the Company and Executive an opinion that Executive has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Subsection 2(f) and Executive thereafter is required to make a payment of any Excise Tax, Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, Executive as a Gross-Up Payment within five business days after the Company’s receipt of such determination and calculations. Notwithstanding any of the foregoing, if the Executive’s Termination of Employment was for Good Reason, in no event shall any such payments be made before the first day of the seventh month following such Termination of Employment.
          (c) The Company and Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Subsection 2(b). Any determination by the Accounting Firm as to the amount of any Gross-Up Payment or Underpayment shall be binding upon the Company and Executive.
          (d) The federal, state and local income or other tax returns filed by Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive. Executive shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, Executive shall within five business days pay to the Company the amount of such reduction.
          (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Subsection 2(b) shall be borne by the Company.
          (f) Executive shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than 10 business days after Executive actually receives notice of such claim and Executive shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Executive).

Executive shall not pay such claim prior to the earlier of (x) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (y) the date that any payment of an amount with respect to such claim is due. If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:
               (i) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;
               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;
               (iii) cooperate with the Company in good faith in order effectively to contest such claim; and
               (iv) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Subsection 2(f), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this Subsection 2(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that Executive may participate therein at his own cost and expense) and may, at its option, either direct Executive to pay the tax claimed and file for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay the tax claimed and file for a refund, the Company shall pay to Executive a Gross-up Payment as defined in (a) above with respect to the tax claimed and otherwise shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such payment, and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (g) If, after the receipt by Executive of an amount paid by the Company pursuant to Subsection 2(f), Executive receives any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Subsection 2(f)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto).
          3. Binding Agreement; Successors. This Agreement shall inure to the benefit of and be binding upon Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, including, without limitation, any person acquiring directly or indirectly all or substantially all of the assets of the Company, whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement). The Company shall require any such successor to assume and agree to perform this Agreement. Failure by the Company to obtain such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to Terminate the Executive’s employment for Good Reason during the Protected Period, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date.
          4. Restrictive Covenants.
          (a) Non-Competition. During the Employment Period and for a period of two years following the Termination Date, Executive shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner or director with, or have any financial interest in, any business which is in substantial competition with any business conducted by the Company or by any group, division or Subsidiary of the Company, in any area where such business is being conducted at the time of such Termination of Employment. Ownership of 5% or less of the voting stock of any corporation which is required to file periodic reports with the Securities and Exchange Commission under the Exchange Act shall not constitute a violation hereof.
          (b) Non-Solicitation. Executive shall not directly or indirectly, at any time during the Employment Period and for two years thereafter, solicit or induce or attempt to solicit or induce any employee, sales representative or other representative, agent or consultant of the Company or any group, division or Subsidiary of the Company (collectively, the “RPM Group”) to terminate his, her or its employment, representation or other relationship with the RPM Group or in any way directly or indirectly interfere with such a relationship.

          (c) Confidentiality.
               (i) Executive shall keep in strict confidence, and shall not, directly or indirectly, at any time during or after the Employment Period, disclose, furnish, publish, disseminate, make available or, except in the course of performing his duties of employment hereunder, use any Confidential Information. Executive specifically acknowledges that all Confidential Information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Executive and whether compiled by the RPM Group, and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the RPM Group to maintain the secrecy of such information, that such information is the sole property of the RPM Group and that any disclosure or use of such information by Executive during the Employment Period (except in the course of performing his duties and obligations hereunder) or after the Termination of the Employment Period shall constitute a misappropriation of the RPM Group’s trade secrets.
               (ii) Executive agrees that upon Termination of the Employment Period, for any reason, Executive shall return to the Company, in good condition, all property of the RPM Group, including, without limitation, the originals and all copies of any materials, whether in paper, electronic or other media, that contain, reflect, summarize, describe, analyze or refer or relate to any items of Confidential Information.
          5. Notice. All notices, requests and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when hand delivered, (b) when dispatched by electronic facsimile transmission (with receipt electronically confirmed), (c) one business day after being sent by recognized overnight delivery service, or (d) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid, and in each case addressed as follows (or addressed as otherwise specified by notice under this Section):

If to Executive:

Robert L. Matejka
[Mr. Matejka’s home address]

If to the Company:

RPM International Inc.
2628 Pearl Road
P.O. Box 777
Medina, Ohio 44258
Facsimile: 330-225-6574
Attn: Secretary
          6. Withholding. The Company may withhold from any amounts payable under or in connection with this Agreement all federal, state, local and other taxes as may be required to be withheld by the Company under applicable law or governmental regulation or ruling.
          7. Amendments; Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, and is signed by Executive and by another executive officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
          8. Jurisdiction. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the conflict of law principles of such State. Executive and the Company each agree that the state and federal courts located in the State of Ohio shall have jurisdiction in any action, suit or proceeding against Executive or the Company based on or arising out of this Agreement and each of Executive and the Company hereby (a) submits to the personal jurisdiction of such courts, (b) consents to service of process in connection with any such action, suit or proceeding and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.
          9. Equitable Relief. Executive and the Company acknowledge and agree that the covenants contained in Section 4 are of a special nature and that any breach, violation or evasion by Executive of the terms of Section 4 will result in immediate and irreparable injury and harm to the Company, for which there is no adequate remedy at law, and will cause damage to the Company in amounts difficult to ascertain. Accordingly, the Company shall be entitled to the remedy of injunction, as well as to all other legal or equitable remedies to which the Company may be entitled (including, without limitation, the right to seek monetary damages), for any breach, violation or evasion by Executive of the terms of Section 4.
          10. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. In the event that any provision of Section 4 is found by a court of competent jurisdiction to be invalid or unenforceable as against public policy, such court shall exercise its discretion in reforming such provision to the end that

Executive shall be subject to such restrictions and obligations as are reasonable under the circumstances and enforceable by the Company.
          11. Code Section 409A. The benefits under this Agreement generally are intended to meet the requirements for exemption from Code Section 409A (including without limitation the exemptions for restricted property, short-term deferrals and separation payments) and shall be so construed and administered; however, to the extent any benefit hereunder is not exempt from the application of Code Section 409A, it shall be administered in compliance with Code Section 409A. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be amended as the Company may determine, with the consent of the Executive (which shall not be unreasonably withheld), to better secure exemption of each benefit hereunder from, or if exemption is not reasonably available for such a benefit, to better comply with, the requirements of Code Section 409A.
          12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
          13. Headings; Definitions. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Certain capitalized terms used in this Agreement are defined on Schedule A attached hereto.
          14. No Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, except as provided in Section 3.
          15. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the employment of Executive and supersedes any and all other agreements, either oral or in writing, with respect to the employment of Executive.
          16. Enforcement Costs. The Company is aware that upon the occurrence of a Change in Control the Board of Directors or a stockholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the Company that Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder, nor be bound to negotiate any settlement of his rights hereunder under threat of incurring such expenses. Accordingly, if at any time in the two calendar years following a Termination of Employment during the Protected Period, it should appear to Executive that the Company has failed to comply with any of its obligations under this Agreement or the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or recover from Executive the benefits intended to be provided to Executive hereunder, and Executive has complied with all of his obligations under Section 4, then the Company irrevocably authorizes

Executive from time to time to retain counsel of his choice at the expense of the Company as provided in this Section 16 to represent Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. The Company’s obligations under this Section 16 shall not be conditioned on Executive’s success in the prosecution or defense of any such litigation or other legal action. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Executive entering into an attorney-client relationship with such counsel, and in that connection the Company and Executive agree that a confidential relationship shall exist between Executive and such counsel. The reasonable fees and expenses of counsel selected from time to time by Executive as hereinabove provided shall be paid or reimbursed to Executive by the Company on a regular, periodic basis no later than 30 days after presentation by Executive of a statement or statements prepared by such counsel in accordance with its customary practices, up to a maximum annual amount of $250,000 in each of the two calendar years following the year in which occurs such Termination of Employment within the Protected Period; provided, that Executive presents such statement(s) no later than 30 days prior to the end of each such year, and provided further, that if Executive’s Termination of Employment was for Good Reason, no such payment shall be made before the first day of the seventh month following such Termination of Employment. Notwithstanding the foregoing, this Section 16 shall not apply at any time unless a Change in Control has occurred.
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          IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

RPM INTERNATIONAL INC.
By:	/s/ Frank C. Sullivan
Frank C. Sullivan, Chairman and
Chief Executive Officer

The “Company”
/s/ Robert L. Matejka
ROBERT L. MATEJKA

“Executive”

Schedule A
Certain Definitions
     As used in this Agreement, the following capitalized terms shall have the following meanings:
“Affiliate” of a specified entity means any entity during any period during which it would be treated, together with the Company, as a single employer for purposes of Section 414(b) and (c) of the Code.
“Annual Incentive Compensation” means an amount equal to the amount of Incentive Compensation paid to Executive (without regard to any reduction thereof elected by Executive pursuant to any qualified or non-qualified compensation reduction arrangement maintained by the Company), for a completed fiscal year (or for such shorter period during which Executive has been employed by the Company) preceding the Termination Date in which the Company paid Incentive Compensation to executive officers of the Company or in which the Company considered and declined to pay Incentive Compensation to executive officers of the Company.
“Base Salary” shall mean Executive’s annual base salary as determined by the Board of Directors from time to time upon recommendation of the Compensation Committee of the Board and payable in substantially equal monthly installments at the end of each month.
“Cause” means a determination of the Board of Directors (without the participation of Executive) of the Company pursuant to the exercise of its business judgment, that either of the following events has occurred: (a) Executive has engaged in willful and intentional acts of dishonesty or gross neglect of duty or (b) Executive has breached Section 4.
“Change in Control” shall mean the occurrence at any time of any of the following events:
          (a) The Company is merged or consolidated or reorganized into or with another corporation or other legal person or entity, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation, person or entity immediately after such transaction are held in the aggregate by the holders of Voting Stock immediately prior to such transaction;
          (b) The Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person or entity, and less than a majority of the combined voting power of the then-outstanding securities of such corporation, person or entity immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock immediately prior to such sale or transfer;

          (c) There is a report filed on Schedule 13D or Schedule TO (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term “person” is used in Section 13(d) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule l3d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 15% or more of the Voting Power;
          (d) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction;
          (e) If during any period of two consecutive years, individuals, who at the beginning of any such period, constitute the Directors cease for any reason to constitute at least a majority thereof, unless the nomination for election by the Company’s stockholders of each new Director was approved by a vote of at least two-thirds of the Directors then in office who were Directors at the beginning of any such period; or
          (f) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.
          Notwithstanding the foregoing provisions of paragraphs (c) and (d) of this definition, a “Change in Control” shall not be deemed to have occurred for purposes of this Agreement (i) solely because (A) the Company, (B) a Subsidiary, or (C) any Company-sponsored employee stock ownership plan or other employee benefit plan of the Company or any Subsidiary, or any entity holding shares of Voting Stock for or pursuant to the terms of any such plan, either files or becomes obligated to file a report or proxy statement under or in response to Schedule 13D, Schedule TO, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership, (ii) solely because any other person or entity either files or becomes obligated to file a report on Schedule 13D or Schedule TO (or any successor schedule, form or report) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, but only if both (A) the transaction giving rise to such filing or obligation is approved in advance of consummation thereof by the Company’s Board of Directors and (B) at least a majority of the Voting Power immediately after such transaction is held in the aggregate by the holders of Voting Stock immediately prior to such transaction, or (iii) solely because of a change in control of any Subsidiary.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Confidential Information” means trade secrets and confidential business and technical information of the RPM Group and its customers and vendors, without limitation as to when or how Executive may have acquired such information. Such Confidential Information shall include, without limitation, the RPM Group’s manufacturing, selling and servicing methods and business techniques, training, service and business manuals, promotional materials, vendor and product information, product development plans, internal financial statements, sales and distribution information, business plans, marketing strategies, pricing policies, corporate alliances, business opportunities, the lists of actual and potential customers as well as other customer information, technology, know-how, processes, data, ideas, techniques, inventions (whether patentable or not), formulas, terms of compensation and performance levels of RPM Group employees, and other information concerning the RPM Group’s actual or anticipated business, research or development, or which is received in confidence by or for the RPM Group from any other person and all other confidential information to the extent that such information is not intended by the RPM Group for public dissemination.
“Director” means a member of the Board of Directors of the Company.
“Earned Incentive Compensation” means the sum of:
          (a) The Unpaid Incentive Compensation; and
          (b) An amount equal to the Annual Incentive Compensation for the most recent completed fiscal year (or for such shorter period during which Executive has been employed by the Company) preceding the Termination Date multiplied by a fraction, the numerator of which is the number of days in the current fiscal year of the Company that have expired before the Termination Date and the denominator of which is 365.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.
“Good Reason” means a determination by Executive made in good faith that, upon or after the occurrence of a Change in Control, any of the following events has occurred without Executive’s express written consent: (a) a significant reduction in the nature or scope of the title, authority or responsibilities of Executive from those held by Executive immediately prior to the Change in Control; (b) a reduction in Executive’s Base Salary from the amount in effect on the date of the Change in Control; (c) a reduction in Executive’s Annual Incentive Compensation from the amount of Executive’s Annual Incentive Compensation for the fiscal year preceding the fiscal year in which the Termination Date occurs, unless such reduction results solely from the Company’s results of operations; (d) the failure by the Company to offer to Executive an economic value of benefits reasonably comparable to the economic value of benefits under the Benefit Plans in which Executive participates at the time of the Change in Control; (e) the purported Termination of the Executive’s Employment which is not effected pursuant to Sections 1(d) and 5 of this Agreement, which purported Termination of Employment shall not be effective for purposes of this Agreement; or (f) the failure by the Company to comply with and satisfy Section 3 of this Agreement, relating to the assumption of the Agreement by any successor entity.
“Gross-Up Payment” shall have the meaning given such term in Section 2(a).
“Incentive Compensation” shall mean any cash incentive compensation for a fiscal year as the Board of Directors determines to pay to Executive based on the Compensation Committee’s recommendation
“Lump-Sum Payment” means the lump-sum payment that may be payable to Executive pursuant to the first sentence of Subsection 1(b).
“Notice of Termination for Good Reason” means a written notice delivered by Executive in good faith to the Company under Subsection 1(a)(ii) setting forth in reasonable detail the facts and circumstances that have occurred and that Executive claims in good faith to be an event constituting Good Reason.
“Omnibus Plan” means the RPM International Inc. 2004 Omnibus Equity and Incentive Plan.
“Protected Period” means that period of time commencing on the date of a Change in Control and ending two years after such date.
“Release and Waiver of Claims” means a written release and waiver by Executive, to the fullest extent allowable under applicable law and in form reasonably acceptable to the Company, of all claims, demands, suits, actions, causes of action, damages and rights against the Company and its Affiliates whatsoever which he may have had on account of his Termination of Employment, including, without limitation, claims of discrimination, including on the basis of sex, race, age, national origin, religion, or handicapped status, and any and all claims, demands and causes of action for severance or other termination pay. Such Release and Waiver of Claims shall not, however, apply to the obligations of the Company arising under this Agreement, any indemnification agreement between Executive and the Company, any retirement plans, any stock option agreements, COBRA Continuation Coverage or rights of indemnification Executive may have under the Company’s Certificate of Incorporation or By-laws (or comparable charter document) or by statute.
“Subsidiary” means a corporation, company or other entity (a) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (b) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.
“Termination of Employment” means the separation from service within the meaning of Section 409A of the Code, of Executive with the Company and all of its Affiliates, for any reason, including without limitation, quit, discharge, or retirement, or a leave of absence (including military leave, sick leave, or other bona fide leave of absence such as temporary employment by the government if the period of such leave exceeds the greater of six months, or the period for which Executive’s right to reemployment is provided either by statute or by contract) or permanent decrease in service to a level that is no more than Twenty Percent (20%) of its prior level. For this purpose, whether a Termination of Employment has occurred is determined based on whether it is reasonably anticipated that no further services will be performed by Executive after a certain date or that the level of bona fide services Executive will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than Twenty Percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if Executive has been providing services less than 36 months). The terms “Terminate” or “Terminated,” when used in reference to Executive’s employment or the Employment Period, shall refer to a Termination of Employment as set forth in this paragraph.
“Termination Date” means the effective date of Executive’s Termination of Employment.
“Unpaid Incentive Compensation” means an amount equal to the amount of any Incentive Compensation payable but not yet paid for the fiscal year preceding the fiscal year in which the Termination Date occurs. If the Compensation Committee has determined such amount prior to the Termination Date, then such amount shall be the amount so determined by the Compensation Committee. If the Compensation Committee has not determined such amount prior to the Termination Date, then such amount shall equal the amount of the Annual Incentive Compensation for the most recent fiscal year preceding the fiscal year in which the Termination Date occurs for which Incentive Compensation has been paid. For purposes of this definition, any Incentive Compensation deferred by Executive pursuant to any qualified or non-qualified compensation reduction arrangement maintained by the Company, including, without limitation, the Deferred Compensation Plan, shall be deemed to have been paid on the date of deferral.
“Voting Power” means, at any time, the total votes relating to the then-outstanding securities entitled to vote generally in the election of Directors.
“Voting Stock” means, at any time, the then-outstanding securities entitled to vote generally in the election of Directors.